UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  FORM U-13-60


                                  ANNUAL REPORT

                                 FOR THE PERIOD

 Beginning     January 1, 2003       and Ending          December 31, 2003
             -------------------                       ---------------------



                                     TO THE
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                       OF


                     Alliant Energy Corporate Services, Inc.
     ----------------------------------------------------------------------
                        (Exact Name of Reporting Company)


                          A Subsidiary Service Company
     ----------------------------------------------------------------------
                           ("Mutual" or "Subsidiary")


--------------------------------------------------------------------------------
Date of Incorporation    December 8, 1997  If not Incorporated, Date of Organization
                        -----------------                                            ---------------------

State or Sovereign Power under which Incorporated or Organized     Iowa
                                                                 --------

Location of Principal Executive Offices of Reporting Company       Cedar Rapids, Iowa
                                                                 ----------------------


Name, title, and address of officer to whom correspondence concerning this report should be addressed:

   John E. Kratchmer, Vice President - Controller and Chief Accounting Officer, 4902 N. Biltmore Lane, Madison, Wisconsin 53718
---------------------------------------------------------------------------------------------------------------------------------
               (Name)                                      (Title)                                            (Address)


  Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                           Alliant Energy Corporation
-----------------------------------------------------------------------------------------


                      INSTRUCTIONS FOR USE OF FORM U-13-60

1.   Time of Filing.
     Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.   Number of Copies.
     Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3.   Period Covered by Report.
     The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4.   Report Format.
     Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.   Money Amounts Displayed.
     All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X ((xi) 210.3-01(b)).

6.   Deficits Displayed.
     Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, (xi) 210-3.01(c)).

7.   Major Amendments or Corrections.
     Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.   Definitions.
     Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.   Organization Chart.
     The service company shall submit with each annual report a copy of its current organization chart.

10.  Methods of Allocation.
     The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11.  Annual Statement of Compensation for Use of Capital Billed.
     The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.



------------------------------------------------------------------------------------------------
               LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                      Page
                                                                                  Number
------------------------------------------------------------------------------------------------
                                                       Schedule or Account
      Description of Schedules and Accounts                 Number
------------------------------------------------------------------------------------------------
     COMPARATIVE BALANCE SHEET                           Schedule I                5-6
     SERVICE COMPANY PROPERTY                            Schedule II               7-8
     ACCUMULATED PROVISION FOR DEPRECIATION
     AND AMORTIZATION OF SERVICE COMPANY
     PROPERTY                                            Schedule III               9
     INVESTMENTS                                         Schedule IV               10
     ACCOUNTS RECEIVABLE FROM ASSOCIATE
     COMPANIES                                           Schedule V                11
     FUEL STOCK EXPENSES UNDISTRIBUTED                   Schedule VI               12
     STORES EXPENSE UNDISTRIBUTED                        Schedule VII              13
     MISCELLANEOUS CURRENT AND ACCRUED ASSETS            Schedule VIII             14
     MISCELLANEOUS DEFERRED DEBITS                       Schedule IX               15
     RESEARCH, DEVELOPMENT, OR DEMONSTRATION
     EXPENDITURES                                        Schedule X                16
     PROPRIETARY CAPITAL                                 Schedule XI               17
     LONG-TERM DEBT                                      Schedule XII              18
     CURRENT AND ACCRUED LIABILITIES                     Schedule XIII             19
     NOTES TO FINANCIAL STATEMENTS                       Schedule XIV             20-23
     STATEMENT OF INCOME                                 Schedule XV               24
     ANALYSIS OF BILLING-ASSOCIATE COMPANIES             Account 457               25
     ANALYSIS OF BILLING-NONASSOCIATE COMPANIES          Account 458               26
     ANALYSIS OF CHARGES FOR SERVICE-ASSOCIATE
     AND NONASSOCIATE COMPANIES                          Schedule XVI              27
     SCHEDULE OF EXPENSE DISTRIBUTION BY
     DEPARTMENT OR SERVICE FUNCTION                      Schedule XVII            28-30
     DEPARTMENTAL ANALYSIS OF SALARIES                   Account 920               31
     OUTSIDE SERVICES EMPLOYED                           Account 923              32-36
     EMPLOYEE PENSIONS AND BENEFITS                      Account 926               37
     GENERAL ADVERTISING EXPENSES                        Account 930.1            38-40
     MISCELLANEOUS GENERAL EXPENSES                      Account 930.2             41
     RENTS                                               Account 931               42
     TAXES OTHER THAN INCOME TAXES                       Account 408               43
     DONATIONS                                           Account 426.1             44
     OTHER DEDUCTIONS                                    Account 426.5             45
     NOTES TO STATEMENT OF INCOME                        Schedule XVIII            46

------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------
                LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                      Page
                                                                                  Number
------------------------------------------------------------------------------------------------


                      Description of Reports or Statements
------------------------------------------------------------------------------------------------

     EXECUTIVE ORGANIZATION CHART                                                  47


     METHODS OF ALLOCATION                                                         48-51


     ANNUAL STATEMENT OF COMPENSATION FOR USE                                      52
     OF CAPITAL BILLED























------------------------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

---------------------------------------------------------------------------------------------------------------------------
                                                    SCHEDULE I - COMPARATIVE BALANCE SHEET
                              Give balance sheet of the Company as of December 31 of the current and prior year
---------------------------------------------------------------------------------------------------------------------------
  ACCOUNT                                   ASSETS AND OTHER DEBITS                         AS OF DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------
                                                                                        CURRENT                PRIOR
                                                                                     --------------------------------------
            SERVICE COMPANY PROPERTY
   101      Service company property                               (Schedule II)    $  84,120,375          $  77,408,788
   107      Construction work in progress                          (Schedule II)        8,913,840              6,659,447
                                                                                  -----------------------------------------
                 Total Property                                                        93,034,215             84,068,235
                                                                                  -----------------------------------------

   108      Less accumulated provision for depreciation and
            amortization of service company property              (Schedule III)      (24,314,607)            (8,565,815)
                                                                                  -----------------------------------------
                 Net Service Company Property                                          68,719,608             75,502,420
                                                                                  -----------------------------------------

            INVESTMENTS
   123      Investments in associate companies                     (Schedule IV)       37,882,000             27,583,000
   124      Other investments                                      (Schedule IV)            6,037                  6,037
                                                                                  -----------------------------------------
                 Total Investments                                                     37,888,037             27,589,037
                                                                                  -----------------------------------------

            CURRENT AND ACCRUED ASSETS
   131      Cash                                                                          970,755                956,034
   134      Special deposits                                                            1,963,740                      -
   135      Working funds                                                                       -                      -
   136      Temporary cash investments                             (Schedule IV)       32,026,882                      -
   141      Notes receivable                                                                    -                      -
   143      Accounts receivable                                                         3,825,503              2,564,655
   144      Accumulated provision for uncollectible accounts                              (46,805)               (47,353)
   146      Accounts receivable from associate companies           (Schedule V)        45,915,569             58,379,874
   152      Fuel stock expenses undistributed                      (Schedule VI)                -                      -
   154      Materials and supplies                                                              -                      -
   163      Stores expense undistributed                          (Schedule VII)                -                      -
   165      Prepayments                                                                 2,724,798              2,978,316
   174      Miscellaneous current and accrued assets              (Schedule VIII)               -                      -
                                                                                  -----------------------------------------
                 Total Current and Accrued Assets                                      87,380,442             64,831,526
                                                                                  -----------------------------------------

            DEFERRED DEBITS
   181      Unamortized debt expense                                                      449,724                      -
   184      Clearing accounts                                                                   -                      -
   186      Miscellaneous deferred debits                          (Schedule IX)           42,000                      -
   188      Research, development, or demonstration
            expenditures                                           (Schedule X)                 -                      -
   190      Accumulated deferred income taxes                                                   -             12,849,006
                                                                                  -----------------------------------------
                 Total Deferred Debits                                                    491,724             12,849,006
                                                                                  -----------------------------------------

                 TOTAL ASSETS AND OTHER DEBITS                                      $ 194,479,811          $ 180,771,989
                                                                                  =========================================


---------------------------------------------------------------------------------------------------------------------------


                                      -5-


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.


---------------------------------------------------------------------------------------------------------------------------
                                                    SCHEDULE I - COMPARATIVE BALANCE SHEET
---------------------------------------------------------------------------------------------------------------------------
  ACCOUNT                                   LIABILITIES AND PROPRIETARY CAPITAL             AS OF DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------

                                                                                        CURRENT                PRIOR
                                                                                     --------------------------------------
                                                                                     --------------------------------------
            PROPRIETARY CAPITAL
   201      Common stock issued                                    (Schedule XI)    $           1          $           1
   211      Miscellaneous paid in capital                          (Schedule XI)                -                      -
   215      Appropriated retained earnings                         (Schedule XI)                -                      -
   216      Unappropriated retained earnings                       (Schedule XI)                -                      -
                                                                                  -----------------------------------------
                 Total Proprietary Capital                                                      1                      1
                                                                                  -----------------------------------------

            LONG-TERM DEBT
   223      Advances from associate companies                      (Schedule XII)       3,162,618                      -
   224      Other long-term debt                                   (Schedule XII)      75,000,000                      -
   225      Unamortized premium on long-term debt                                               -                      -
   226      Unamortized discount on long-term debt-debit                                        -                      -
                                                                                  -----------------------------------------
                 Total Long-term Debt                                                  78,162,618                      -
                                                                                  -----------------------------------------

            CURRENT AND ACCRUED LIABILITIES
   231      Notes payable                                                                       -                      -
   232      Accounts payable                                                           44,084,835             49,028,383
   233      Notes payable to associate companies                   (Schedule XIII)        905,264             79,002,114
   234      Accounts payable to associate companies                (Schedule XIII)        299,410             12,532,206
   236      Taxes accrued                                                               1,606,396                633,550
   237      Interest accrued                                                              720,417                      -
   238      Dividends declared                                                                  -                      -
   241      Tax collections payable                                                     1,135,926              1,102,831
   242      Miscellaneous current and accrued liabilities          (Schedule XIII)     28,903,481             10,821,954
                                                                                  -----------------------------------------
                 Total Current and Accrued Liabilities                                 77,655,729            153,121,038
                                                                                  -----------------------------------------

            DEFERRED CREDITS
   253      Other deferred credits                                                     34,692,355             27,650,950
   255      Accumulated deferred investment tax credits                                         -                      -
                                                                                  -----------------------------------------
                 Total Deferred Credits                                                34,692,355            27,650,950
                                                                                  -----------------------------------------

   282      ACCUMULATED DEFERRED INCOME TAXES                                           3,969,108                     -


                                                                                  -----------------------------------------
            TOTAL LIABILITIES AND PROPRIETARY CAPITAL                               $ 194,479,811         $ 180,771,989
                                                                                  =========================================

---------------------------------------------------------------------------------------------------------------------------

                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                       For the Year Ended December 31, 2003

---------------------------------------------------------------------------------------------------------------------------

                                        SCHEDULE II - SERVICE COMPANY PROPERTY
---------------------------------------------------------------------------------------------------------------------------
                               BALANCE AT                          RETIREMENT                          BALANCE AT
 DESCRIPTION                    BEGINNING          ADDITIONS           OR              OTHER            CLOSE OF
                                 OF YEAR                             SALES            CHANGES (1)         YEAR
---------------------------------------------------------------------------------------------------------------------------
SERVICE COMPANY
 PROPERTY
Account
301     ORGANIZATION

303     MISCELLANEOUS
        INTANGIBLE PLANT        $  77,408,788     $  7,263,277      $ (551,690)                     $   84,120,375

304     LAND AND LAND
        RIGHTS

305     STRUCTURES AND
        IMPROVEMENTS

306     LEASEHOLD
        IMPROVEMENTS

307     EQUIPMENT (2)

308     OFFICE FURNITURE
        AND EQUIPMENT

309     AUTOMOBILES, OTHER
        VEHICLES AND
        RELATED GARAGE
        EQUIPMENT

310     AIRCRAFT AND
        AIRPORT EQUIPMENT

311     OTHER SERVICE
        COMPANY PROPERTY (3)

                               --------------------------------------------------------------------------------------------
                    SUB-TOTAL   $    77,408,788   $  7,263,277      $ (551,690)               -     $   84,120,375
                               --------------------------------------------------------------------------------------------


107     CONSTRUCTION
        WORK IN
        PROGRESS (4)            $     6,659,447   $  9,517,670      $        -       (7,263,277)    $    8,913,840
                               --------------------------------------------------------------------------------------------

                  TOTAL         $    84,068,235   $ 16,780,947      $ (551,690)   $  (7,263,277)    $   93,034,215
---------------------------------------------------------------------------------------------------------------------------

   1    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

        Various software projects of $7,263,277 placed in service in 2003.

---------------------------------------------------------------------------------------------------------------------------


                                        SCHEDULE II - CONTINUED

---------------------------------------------------------------------------------------------------------------------------

   2    SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED.  THE SERVICE COMPANY
        SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND
        THE BALANCE AT THE CLOSE OF THE YEAR:
---------------------------------------------------------------------------------------------------------------------------
                                                                                                     BALANCE AT
                                        SUBACCOUNT DESCRIPTION                     ADDITIONS         CLOSE
                                                                                                     OF YEAR
---------------------------------------------------------------------------------------------------------------------------


        None



















                                                                                  -----------------------------------------
                                                                            TOTAL
---------------------------------------------------------------------------------------------------------------------------

   3    DESCRIBE OTHER SERVICE COMPANY PROPERTY:

        None







---------------------------------------------------------------------------------------------------------------------------

   4    DESCRIBE CONSTRUCTION WORK IN PROGRESS:

        Alliant Energy Corporate Services, Inc. is capitalizing certain software costs. These costs will be in construction work in progress until the software is in service.

---------------------------------------------------------------------------------------------------------------------------


                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                               For the Year Ended December 31, 2003

--------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE III
                                           ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION OF
                                                       SERVICE COMPANY PROPERTY

--------------------------------------------------------------------------------------------------------------------------
                               BALANCE AT          ADDITIONS                                               BALANCE AT
 DESCRIPTION                   BEGINNING           CHARGED         RETIREMENTS        OTHER CHANGES        CLOSE OF
                                OF YEAR              TO                               ADD (DEDUCT) (1)        YEAR
                                                   ACCOUNT 403
--------------------------------------------------------------------------------------------------------------------------

Account
301     ORGANIZATION

303     MISCELLANEOUS
        INTANGIBLE PLANT     $  8,565,815       $ 16,300,482    $ (551,690)                              $  24,314,607

304     LAND AND LAND
        RIGHTS

305     STRUCTURES AND
        IMPROVEMENTS

306     LEASEHOLD
        IMPROVEMENTS

307     EQUIPMENT

308     OFFICE FURNITURE
        AND EQUIPMENT

309     AUTOMOBILES, OTHER
        VEHICLES AND
        RELATED GARAGE
        EQUIPMENT

310     AIRCRAFT AND
        AIRPORT EQUIPMENT

311     OTHER SERVICE
        COMPANY PROPERTY

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

   1    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:


--------------------------------------------------------------------------------------------------------------------------

                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                  For the Year Ended December 31, 2003

--------------------------------------------------------------------------------------------------------------------------

                                                        SCHEDULE IV - INVESTMENTS

--------------------------------------------------------------------------------------------------------------------------

  INSTRUCTIONS:  Complete the following schedule concerning investments.
                 Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.
                 Under Account 136, "Temporary Cash Investments", list each investment separately.

--------------------------------------------------------------------------------------------------------------------------

                                                                                 BALANCE AT             BALANCE AT
                                                                                  BEGINNING               CLOSE
                DESCRIPTION                                                        OF YEAR               OF YEAR
--------------------------------------------------------------------------------------------------------------------------


ACCOUNT 123 - INVESTMENT IN ASSOCIATE COMPANIES
                Alliant Energy Corporation                                      $    121,189          $    211,381
                Wisconsin Power and Light Company                                 10,730,303            14,244,010
                Interstate Power and Light Company                                15,897,414            22,084,828
                Alliant Energy Resources, Inc.                                       834,094             1,341,781
                                                                                ------------------------------------------
                                                                                  27,583,000            37,882,000
                                                                                ------------------------------------------






ACCOUNT 124 - OTHER INVESTMENTS
                Grantor Trust Deposits                                                 6,037                 6,037






ACCOUNT 136 - TEMPORARY CASH INVESTMENTS                                                   -            32,026,882







                                                                                ------------------------------------------
                                                                 TOTAL          $ 27,589,037          $ 69,914,919
--------------------------------------------------------------------------------------------------------------------------

                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                 For the Year Ended December 31, 2003

--------------------------------------------------------------------------------------------------------------------------
                                       SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
--------------------------------------------------------------------------------------------------------------------------
     INSTRUCTIONS:  Complete the following schedule listing accounts receivable from each associate company.  Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each
                    associate company by subaccount should be provided.

--------------------------------------------------------------------------------------------------------------------------

                                                                                  BALANCE AT            BALANCE AT
                                          DESCRIPTION                             BEGINNING               CLOSE
                                                                                   OF YEAR               OF YEAR
--------------------------------------------------------------------------------------------------------------------------
ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
    Alliant Energy Corporation                                                  $  1,181,778          $    553,154
    Alliant Energy SPE, LLC                                                            8,023                   508
    Wisconsin Power and Light Company                                             27,668,621            22,116,688
    South Beloit Water, Gas and Electric Company                                      35,769                     -
    WPL SPE, LLC                                                                       1,661                     -
    Interstate Power and Light Company                                            27,478,657            21,779,611
    Alliant Energy Resources, Inc.                                                 1,492,851               870,177
    Capital Square Financial Corporation                                               1,176                     -
    Whiting Petroleum Corporation                                                      5,474                     -
    Alliant Energy Integrated Services Company                                        53,224                11,924
    RMT, Inc.                                                                         19,203                34,423
    Heartland Energy Group, Inc.                                                      17,806                   813
    Cogenex Corporation                                                               37,113                14,231
    Energys, Inc.                                                                        326                     -
    BFC Gas Company, LLC                                                                   -                 6,630
    Alliant Energy Transportation, Inc.                                               11,427                 1,778
    Cedar Rapids and Iowa City Railway Company                                        44,767                29,128
    IEI Barge Services, Inc.                                                               -                   446
    Transfer Services, Inc.                                                               44                   107
    Williams Bulk Transfer, Inc.                                                       2,774                   296
    Alliant Energy Investments, Inc.                                                  (2,275)                1,133
    Heartland Properties, Inc.                                                        25,448                     -
    Iowa Land and Building Company                                                    22,381               159,056
    Heartland Energy Services, Inc.                                                      343                   805
    Village Lakeshares, LP                                                               218                   457
    Alliant Energy International, Inc.                                               189,428                26,436
    Alliant Energy de Mexico S. de R.L. de C.V.                                            -               183,412
    Alliant Energy Nuclear, LLC                                                            -                 1,370
    AER Holding Company                                                               15,223                     -
    Industrial Energy Applications, Inc.                                              31,208                 4,415
    Energy Performance Services, Inc.                                                  1,248                   887
    AEI Holding Company                                                                2,338                     -
    AEG Worldwide, Inc.                                                               18,674                17,102
    SmartEnergy, Inc.                                                                 13,882                     -
    IPL SPE LLC                                                                        1,064                     -
    Alliant Energy Synfuel, LLC                                                            -                    36
    Alliant Energy Neenah, LLC                                                             -                10,301
    LNTI Holdings B.V.                                                                     -                90,245
                                                                                ------------------------------------------

                                                                          TOTAL $ 58,379,874          $ 45,915,569
--------------------------------------------------------------------------------------------------------------------------


ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                                         TOTAL
                                                                                                          PAYMENTS
                                                                                                      --------------------
    None

                                                                                     TOTAL PAYMENTS
--------------------------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2003

--------------------------------------------------------------------------------------------------------------------------

                                                SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

--------------------------------------------------------------------------------------------------------------------------

   INSTRUCTIONS:  Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

--------------------------------------------------------------------------------------------------------------------------

                DESCRIPTION                                               LABOR          EXPENSES         TOTAL
--------------------------------------------------------------------------------------------------------------------------
ACCOUNT 152 - FUEL STOCK EXPENSES UNDISTRIBUTED                                                           None

























                                                                           -----------------------------------------------
                                                                   TOTAL
                                                                           -----------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
SUMMARY:



--------------------------------------------------------------------------------------------------------------------------


                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                    For the Year Ended December 31, 2003

--------------------------------------------------------------------------------------------------------------------------

                                                SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

--------------------------------------------------------------------------------------------------------------------------

          INSTRUCTIONS:            Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount
                                   attributable to each associate company.

--------------------------------------------------------------------------------------------------------------------------
                DESCRIPTION                                               LABOR          EXPENSES         TOTAL
--------------------------------------------------------------------------------------------------------------------------

ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED                                                                None































                                                                           -----------------------------------------------

                                                                   TOTAL
--------------------------------------------------------------------------------------------------------------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                    For the Year Ended December 31, 2003

--------------------------------------------------------------------------------------------------------------------------

                                                             SCHEDULE VIII
                                               MISCELLANEOUS CURRENT AND ACCRUED ASSETS

--------------------------------------------------------------------------------------------------------------------------

   INSTRUCTIONS:  Provide detail of items in this account.  Items less than $10,000 may be grouped, showing the number of items in each group.

--------------------------------------------------------------------------------------------------------------------------
                                                                          BALANCE AT     BALANCE AT
                                                                          BEGINNING        CLOSE
                DESCRIPTION                                                OF YEAR        OF YEAR

--------------------------------------------------------------------------------------------------------------------------
ACCOUNT 174 - MISCELLANEOUS CURRENT AND ACCRUED ASSETS                                    None






























                                                                           -----------------------------------------------

                                                                  TOTAL
--------------------------------------------------------------------------------------------------------------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                    For the Year Ended December 31, 2003

-------------------------------------------------------------------------------------------------------------------------

                                                SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

-------------------------------------------------------------------------------------------------------------------------

  INSTRUCTIONS:   Provide detail of items in this account.  Items less
                  than $10,000 may be grouped by class showing the number
                  of items in each class.

-------------------------------------------------------------------------------------------------------------------------

                                                                          BALANCE AT     BALANCE AT
                                                                          BEGINNING        CLOSE
                DESCRIPTION                                                OF YEAR        OF YEAR

-------------------------------------------------------------------------------------------------------------------------
ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS

        Intangible Asset - Pension                                            -           $  42,000





























                                                                           ----------------------------------------------
                                                                  TOTAL       -           $  42,000
-------------------------------------------------------------------------------------------------------------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                    For the Year Ended December 31, 2003

-------------------------------------------------------------------------------------------------------------------------

                                                                 SCHEDULE X
                                            RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a description of each material research,  development,  or demonstration project which incurred costs by the service corporation during the year.

-------------------------------------------------------------------------------------------------------------------------
                DESCRIPTION                                                              AMOUNT
-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION EXPENDITURES                       None































                                                                           ----------------------------------------------
                                                                  TOTAL
-------------------------------------------------------------------------------------------------------------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                    For the Year Ended December 31, 2003

---------------------------------------------------------------------------------------------------------------------------------
                                                     SCHEDULE XI - PROPRIETARY CAPITAL
---------------------------------------------------------------------------------------------------------------------------------

 ACCOUNT                                         NUMBER OF             PAR OR STATED                    OUTSTANDING
  NUMBER            CLASS OF STOCK                SHARES                  VALUE                       CLOSE OF PERIOD
                                                                                              -----------------------------------
                                                 AUTHORIZED             PER SHARE                NO. OF          TOTAL
                                                                                                 SHARES          AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
201                COMMON STOCK ISSUED            100                 $  0.01                     100           $ 1.00
---------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS: Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.

---------------------------------------------------------------------------------------------------------------------------------
                DESCRIPTION                                                                                      AMOUNT

---------------------------------------------------------------------------------------------------------------------------------
ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL                                                                         -





ACCOUNT 215 - APPROPRIATED RETAINED EARNINGS                                                                        -





                                                                                                            --------------------

                                                                                             TOTAL                  -
---------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System
of Accounts.  For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

---------------------------------------------------------------------------------------------------------------------------------
                                                 BALANCE AT            NET INCOME                                 BALANCE AT
DESCRIPTION                                      BEGINNING                 OR                  DIVIDENDS             CLOSE
                                                  OF YEAR                (LOSS)                  PAID               OF YEAR
---------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 216 -
UNAPPROPRIATED
RETAINED EARNINGS                                     -                   -                     -                    -










                                               ----------------------------------------------------------------------------------
                           TOTAL                      -                   -                     -                    -
---------------------------------------------------------------------------------------------------------------------------------

                                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                           For the Year Ended December 31, 2003

---------------------------------------------------------------------------------------------------------------------------------

                                                                  SCHEDULE XII - LONG-TERM DEBT

---------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes, and advances on open account.
Names of associate companies from which advances were received shall be shown under the class and series of obligation column.
For Account 224--Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

-----------------------------------------------------------------------------------------------------------------------------------
                                   TERMS OF OBLIGATION                               BALANCE AT                          BALANCE AT
   NAME OF CREDITOR                  CLASS & SERIES    DATE OF  INTEREST  AMOUNT     BEGINNING  ADDITIONS  DEDUCTIONS(1)  CLOSE
                                     OF OBLIGATION    MATURITY    RATE    AUTHORIZED   OF YEAR                            OF YEAR
-----------------------------------------------------------------------------------------------------------------------------------
ACCOUNT 223 - ADVANCES FROM ASSOCIATE COMPANIES:

  Advances on Open Account
     Alliant Energy Corporation                                                               $  3,162,618             $  3,162,618


ACCOUNT 224 - OTHER LONG-TERM DEBT:

John Hancock Life Insurance Co       Senior Notes      2008     4.55%   $ 37,750,000          $ 37,750,000             $ 37,750,000
Investors Partmer Life Insurance Co  Senior Notes      2008     4.55%     10,750,000            10,750,000               10,750,000
Principal Life Insurance Co          Senior Notes      2008     4.55%     24,600,000            24,600,000               24,600,000
Scottish Annuity & Life Holdings     Senior Notes      2008     4.55%        950,000               950,000                  950,000
Scottish RE                          Senior Notes      2008     4.55%        950,000               950,000                  950,000
                                                                        -------------        --------------            -------------
         Total Account 224                                              $ 75,000,000          $ 75,000,000             $ 75,000,000


                                                       -----------------------------------------------------------------------------
                                               TOTAL                    $ 75,000,000          $ 78,162,618             $ 78,162,618
------------------------------------------------------------------------------------------------------------------------------------

1  GIVE AN EXPLANATION OF DEDUCTIONS:

      None

------------------------------------------------------------------------------------------------------------------------------------

                                         ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                   For the Year Ended December 31, 2003

-------------------------------------------------------------------------------------------------------------------------

                                              SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

-------------------------------------------------------------------------------------------------------------------------

  INSTRUCTIONS:  Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

-------------------------------------------------------------------------------------------------------------------------
                                                                           BALANCE AT            BALANCE AT
                                                                           BEGINNING               CLOSE
                            DESCRIPTION                                     OF YEAR               OF YEAR

-------------------------------------------------------------------------------------------------------------------------
ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES
           Alliant Energy Corporation                                   $  79,002,114          $    905,264


                                                                        ------------------------------------------
                                                                 TOTAL  $  79,002,114          $    905,264

-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES
           Alliant Energy Corporation                                   $     191,448          $     51,268
           Alliant Energy SPE, LLC                                              4,427                     -
           Wisconsin Power and Light Company                                7,316,103                     -
           South Beloit Water, Gas and Electric Company                           895                     -
           Interstate Power and Light Company                               4,245,662                 3,725
           Alliant Energy Resources, Inc.                                     274,103               205,533
           Alliant Energy Integrated Services Company                           2,553                     -
           Cedar Rapids and Iowa City Railway Company                           1,729                     -
           Alliant Energy Investments, Inc.                                         -                32,163
           IEI Barge Services, Inc.                                               322                     -
           Iowa Land and Building Company                                     467,692                     -
           Prairie Ridge Business Park, L.C.                                       37                     -
           Alliant Energy International, Inc.                                  10,201                     -
           AER Holding Company                                                      -                 3,074
           AEG Worldwide, Inc.                                                 16,701                 3,647
           Alliant Energy Synfuel, LLC                                            333                     -

                                                                        -------------------------------------------------
                                                                 TOTAL   $ 12,532,206          $    299,410
-------------------------------------------------------------------------------------------------------------------------

ACCOUNT 242 - MISCELLANEOUS CURRENT AND ACCRUED LIABILITIES
           Accrued Vacation                                              $  7,165,845          $  8,702,026
           Accrued Incentive Compensation                                   1,080,417            17,701,027
           Citigroup Delaware Lease Liablity                                1,938,342             1,938,342
           Payroll Deductions                                                 186,350                    86
           Miscellaneous                                                      451,000               562,000

                                                                        -------------------------------------------------
                                                                 TOTAL   $ 10,821,954          $ 28,903,481
-------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 2003

--------------------------------------------------------------------------------

                                  SCHEDULE XIV
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

INSTRUCTIONS: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


--------------------------------------------------------------------------------

    1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    (a) General:
Alliant Energy Corporation (Alliant Energy), a Wisconsin corporation and registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA), was created in the April 1998 merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company. Alliant Energy Corporate Services, Inc. (the Company) is a wholly-owned subsidiary of Alliant Energy and is the service company for the Alliant Energy system providing associate companies with a variety of administrative, management and support services. The primary operating companies of the system are Interstate Power and Light Company (IP&L), Wisconsin Power and Light Company (WP&L) and Alliant Energy Resources, Inc.
(AER). AER also has numerous subsidiaries who procure services from the Company. On January 1, 2002 IPC merged with and into IESU and IESU changed its name to Interstate Power and Light Company.

    (b) Income Taxes:
Deferred income taxes have been recorded by the Company to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax purposes.

    (c) Software Amortization Policy
Alliant Energy Corporate Services, Inc. uses a five year amortization period for software.


    2.  LONG-TERM DEBT:
In October 2003, the Company issued $75 million of 4.55% Senior notes due in 2008. The notes are guaranteed by Alliant Energy Corporation. At December 31, 2003 the unused balance of proceeds was in temporary cash investments.

    3.   LEASES:
At December 31, 2003, Alliant Energy Corporate Services, Inc.'s future minimum lease payments were as follows (in millions):

                     2004     2005     2006     2007     2008     Thereafter     Total
                   -----------------------------------------------------------------------

 Operating leases   $2.3      $2.9      $3.4      $43.1    $1.0    $1.8          $54.5

    4.  PENSION AND OTHER POSTRETIREMENT BENEFITS:
For the defined benefit pension plan sponsored by Corporate Services, Alliant Energy allocates pension costs and contributions to IP&L, WP&L, Resources and the parent based on labor costs of plan participants and any additional minimum pension liability based on each group's funded status.

Alliant Energy has several non-contributory defined benefit pension plans that cover substantially all of its employees. Benefits are based on the employees' years of service and compensation. Alliant Energy also provides certain postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants' contributions adjusted regularly and the life insurance plans are non-contributory.

The weighted-average assumptions at the measurement date of September 30 were as follows:

                                                  Pension Benefits                        Other Postretirement Benefits
                                           -------------------------------------    ----------------------------------------
                                              2003         2002          2001            2003          2002         2001
                                           ----------   -----------   -----------      ----------   ---------   ----------

 Discount rate for benefit obligations        6%          6.75%          7.25%            6%          6.75%          7.25%
 Discount rate for net periodic cost        6.75%         7.25%            8%           6.75%         7.25%           8%
 Expected return on plan assets               9%            9%             9%             9%            9%            9%
 Rate of compensation increase             3.5-4.5%      3.5-4.5%       3.5-4.5%         3.5%          3.5%          3.5%
 Medical cost trend on covered charges:
       Initial trend rate                    N/A           N/A            N/A            9.5%         10.8%          12.0%
       Ultimate trend rate                   N/A           N/A            N/A             5%            5%            5%

The components of Alliant Energy's qualified pension benefits and other postretirement benefits costs were as follows (in millions):

                                                  Pension Benefits                        Other Postretirement Benefits
                                           -------------------------------------    ----------------------------------------
                                              2003         2002          2001            2003         2002          2001
                                           ----------   -----------   -----------     ---------- -----------   ------------

 Service cost                                $16.1         $13.7         $11.6         $ 7.6         $ 5.5         $ 4.0
 Interest cost                                43.6          42.1          40.4          14.7          12.7          10.6
 Expected return on plan assets              (40.6)        (41.8)        (48.5)         (5.4)         (5.5)         (6.1)
 Amortization of:
       Transition obligation (asset)          (0.5)         (2.0)         (2.4)          3.7           3.7           3.7
       Prior service cost                      3.2           3.2           3.2          (0.3)         (0.3)         (0.3)
       Actuarial loss (gain)                   8.7           2.7          (1.4)          2.6           0.5          (1.5)
                                           ------------ -------------  ---------      ------------- -------------  ---------

                                             $30.5         $17.9         $ 2.9           $22.9       $16.6         $10.4
                                           ============ =============  ==========     ============= ===========  =========

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 2003, holding all other assumptions constant, would have the following effects (in millions):

                                                               1 Percent Increase        1 Percent Decrease
                                                            ----------------------   -----------------------

 Effect on total of service and interest cost components        $ 2.5                      ($2.2)
 Effect on postretirement benefit obligation                    $24.8                     ($21.8)

A reconciliation of the funded status of Alliant Energy's qualified and non-qualified pension benefit and other postretirement benefit plans to the amounts recognizd on Alliant Energy's Consolidated Balance Sheets at December 31 was as follows (in millions):

                                                                 Pension Benefits          Other Postretirement Benefits
                                                              -----------------------------------------------------------

                                                                  2003           2002             2003          2002
                                                              -----------    -----------      ------------  -------------

 Change in benefit obligation:
    Net projected benefit obligation at beginning of year     $ 646.7        $ 587.8           $  215.7      $  174.5
    Service cost                                                 16.1           13.7                7.6           5.5
    Interest cost                                                43.6           42.1               14.7          12.7
    Plan participants' contributions                                -              -                1.9           1.8
    Plan amendments                                               1.7            1.1              (19.1)         (0.9)
    Actuarial loss                                               47.8           36.0               34.6          34.3
    Gross benefits paid                                         (34.9)         (34.0)             (13.0)        (12.2)
                                                              -----------    -----------      ------------  -------------

       Net projected benefit obligation at end of year          721.0          646.7              242.4         215.7
                                                              -----------    -----------      ------------  -------------


 Change in plan assets:
    Fair value of plan assets at beginning of year              466.7          483.3               67.3          73.8
    Actual return on plan assets                                 86.2          (25.1)               9.9          (7.2)
    Employer contributions                                       12.6           42.5               12.2          11.1
    Plan participants' contributions                                -              -                1.9           1.8
    Gross benefits paid                                         (34.9)         (34.0)             (13.0)        (12.2)
                                                              -----------    -----------      ------------  -------------

          Fair value of plan assets at end of year               530.6          466.7              78.3          67.3
                                                              -----------    -----------      ------------  -------------


 Funded status at end of year                                  (190.4)        (180.0)            (164.1)       (148.4)
 Unrecognized net actuarial loss                                175.2          181.8               90.9          63.4
 Unrecognized prior service cost                                 22.4           23.9               (4.6)         (0.9)
 Unrecognized net transition obligation (asset)                  (0.8)          (1.3)              17.9          36.7
                                                              -----------    -----------      ------------  -------------

         Net amount recognized at end of year                 $   6.4        $  24.4             ($59.9)       ($49.2)
                                                              ===========    ===========      ============  =============

 Amounts recognized on the Consolidated
    Balance Sheets consist of:
    Prepaid benefit cost                                      $  60.1        $  70.4               $2.2          $2.3
    Accrued benefit cost                                        (53.7)         (46.0)             (62.1)        (51.5)
    Additional minimum liability                                (77.1)         (90.0)                 -             -
    Intangible asset                                             14.2           16.5                  -             -
    Accumulated other comprehensive loss                         62.9           73.5                  -             -
                                                              ----------  -------------       ------------   ------------

     Net amount recognized at measurement date                    6.4           24.4              (59.9)        (49.2)
                                                              -------------  -------------    ------------   ------------


 Contributions paid after 9/30 and prior to 12/31                 0.6            0.5                6.7           4.0
                                                              -------------  -------------    ------------   ------------

       Net amount recognized at 12/31                         $   7.0        $  24.9             ($53.2)       ($45.2)
                                                              =============  =============    ============   ============


The funded status of the qualified pension plans based on the projected benefit obligation at September 30, 2003, was ($147.6) million. Included in the following table are Alliant Energy's accumulated benefit obligations, aggregate amounts applicable to pension and other postretirement benefits with accumulated benefit obligations in excess of plan assets, as well as pension plans with projected benefit obligations in excess of plan assets as of the measurement date of September 30 (in millions):

                                                                 Pension Benefits          Other Postretirement Benefits
                                                              -----------------------------------------------------------
                                                                  2003           2002             2003          2002
                                                              -------------  -------------    ------------- -------------

 Accumulated benefit obligation                               $  663.2       $  596.9          $  242.4      $  215.7
 Plans with accumulated benefit obligations in excess
  of plan assets:
       Accumulated benefit obligation                            497.5          453.8             240.7         213.9
       Fair value of plan assets                                 355.6          313.2              75.1          64.3
 Plans with projected benefit obligations in excess
  of plan assets:
       Projected benefit obligation                              721.0          646.7              N/A           N/A
       Fair value of plan assets                                 530.6          466.7              N/A           N/A


Alliant Energy has various life insurance policies that cover certain key employees and directors. At December 31, 2003 and 2002, the cash surrender value of these investments was $35 million and $32 million, respectively.

Under Alliant Energy's deferred compensation plans, certain key employees and directors can defer part or all of their current compensation in company stock or interest accounts, which are held in grantor trusts. At December 31, 2003 and 2002, the fair market value of the trusts totaled $7.6 million and $4.9 million, respectively, the majority of which consisted of Alliant Energy common stock.

A significant number of Alliant Energy employees also participate in defined contribution pension plans (401(k) and Employee Stock Ownership plans). Alliant Energy's contributions to the 401(k) plan, which are based on the participants' level of contribution, were $8.0 million, $9.2 million, and $8.2 million in 2003, 2002 and 2001, respectively. For the Alliant Energy 401(k) plan, Alliant Energy common stock represented 22.6% and 18.2% of total plan assets at December 31, 2003 and 2002.


    5.   RELATED PARTY ISSUES:
In association with the merger, IESU, WP&L and IPC (now IP&L and WP&L) entered into a System Coordination and Operating Agreement which bcame effective with the merger. The agreement, which has been approved by the Federal Energy Regulatory Commission (FERC), provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the two utility companies. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the two utility companies based on procedures included in the agreement. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IP&L and WP&L are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the two utilities in proportion to each utility's share of electric production at the time of sale.


    6.   INVESTMENTS IN ASSOCIATE COMPANIES:
Certain employee benefits costs billed to the operating companies have not yet been funded by the Company. The balance recorded in Account 123, Investments in Associate Companies, is a result of the operating companies, in turn, not yet paying the Company for such costs. The Company's corresponding benefits liabilities are recorded in Account 223, Advances from Associate Companies and Account 253, Other Deferred Credits.
--------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2003

-------------------------------------------------------------------------------------------------------------------------

                                                                 SCHEDULE XV
                                                             STATEMENT OF INCOME

-------------------------------------------------------------------------------------------------------------------------

ACCOUNT         DESCRIPTION                                                     CURRENT YEAR            PRIOR YEAR

-------------------------------------------------------------------------------------------------------------------------
           INCOME
457        Services rendered to associate companies                             $   330,221,589       $   318,922,088
458        Services rendered to nonassociate companies                                        -                     -
419        Interest income                                                              217,718             2,300,089
421        Miscellaneous income or loss                                                       -                     -
                                                                                -----------------------------------------

                                                                 Total Income       330,439,307           321,222,177
                                                                                -----------------------------------------


           EXPENSE
920        Salaries and wages                                                       124,860,847            90,415,711
921        Office supplies and expenses                                              47,441,259            49,974,833
922        Administrative expense transferred -- credit                                       -                     -
923        Outside services employed                                                 45,185,526            61,375,340
924        Property insurance                                                         4,353,006             6,691,021
925        Injuries and damages                                                      18,676,356             6,692,752
926        Employee pensions and benefits                                            27,133,906            22,827,872
928        Regulatory commission expense                                                301,424             1,734,682
930.1      General advertising expenses                                               1,891,523             2,808,172
930.2      Miscellaneous general expenses                                            (2,361,911)            6,122,610
931        Rents                                                                     27,524,593            35,347,654
932        Maintenance of structures and equipment                                    1,013,580             6,486,928
403        Depreciation and amortization expense                                     16,300,482             6,209,234
408        Taxes other than income taxes                                              9,105,263             6,721,750
409        Income taxes                                                             (12,525,472)           (1,075,832)
410        Provision for deferred income taxes                                       13,618,562             2,017,775
411        Provision for deferred income taxes -- credit                                      -                     -
411.5      Investment tax credit                                                              -                     -
426.1      Donations                                                                    616,935               792,646
426.5      Other deductions                                                           4,698,975             8,164,479
427        Interest on long-term debt                                                   736,995                     -
430        Interest on debt to associate companies                                    1,340,479             3,025,450
431        Other interest expense                                                       526,979             4,889,100

                                                                                -----------------------------------------
                                                                 Total Expense      330,439,307           321,222,177
                                                                                -----------------------------------------




                                                                                -----------------------------------------
                                                           Net Income or (Loss) $             -       $             -
                                                                                -----------------------------------------

-------------------------------------------------------------------------------------------------------------------------

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                    For the Year Ended December 31, 2003

-------------------------------------------------------------------------------------------------------------------------------

                                                             ANALYSIS OF BILLING
                                                             ASSOCIATE COMPANIES
                                                                 ACCOUNT 457

-------------------------------------------------------------------------------------------------------------------------------
                                                  DIRECT                 INDIRECT           COMPENSATION            TOTAL
       NAME OF ASSOCIATE                          COSTS                  COSTS                FOR USE              AMOUNT
            COMPANY                               CHARGED                CHARGED             OF CAPITAL             BILLED
                                                -------------------------------------------------------------------------------
                                                   457-1                457-2                 457-3
-------------------------------------------------------------------------------------------------------------------------------
Alliant Energy Corporation                      $   3,406,870       $       485,451                             $   3,892,321
Alliant Energy SPE, LLC                                 4,040                 2,934                                     6,974
Wisconsin Power and Light Company                  99,489,669            25,084,288                               124,573,957
South Beloit Water, Gas and Electric Company          401,480               117,122                                   518,602
Interstate Power and Light Company                146,292,660            40,496,599                               186,789,259
Alliant Energy Resources, Inc.                      7,345,213             1,331,361                                 8,676,574
Capital Square Financial Corporation                    6,548                   567                                     7,115
Whiting Petroleum Corporation                          24,951                12,256                                    37,207
Alliant Energy Integrated Services Company            413,008                48,905                                   461,913
RMT, Inc.                                             919,067                49,276                                   968,343
Heartland Energy Group, Inc.                          152,616                26,199                                   178,815
Cogenex Corporation                                   613,865                12,383                                   626,248
Energys, Inc.                                             933                   138                                     1,071
BFC Gas Company, LLC                                    6,806                   126                                     6,932
Alliant Energy Transportation, Inc.                    14,150                   373                                    14,523
Cedar Rapids and Iowa City Railway Company            358,919                33,597                                   392,516
IEI Barge Services, Inc.                              146,819                 9,082                                   155,901
Transfer Services, Inc.                                 4,538                   273                                     4,811
Williams Bulk Transfer, Inc.                           28,402                 5,605                                    34,007
Alliant Energy Investments, Inc.                       19,378                10,524                                    29,902
Heartland Properties, Inc.                            119,803                14,641                                   134,444
Iowa Land and Building Company                        556,259               305,435                                   861,694
Heartland Energy Services, Inc.                         4,268                 3,300                                     7,568
Village Lakeshares, LP                                  1,207                   943                                     2,150
Alliant Energy International, Inc.                    413,845               135,461                                   549,306
Alliant Energy de Mexico S. de R.L. de C.V.           319,865               177,846                                   497,711
Alliant Energy Nuclear, LLC                               743                   627                                     1,370
AER Holding Company                                     1,349                 1,040                                     2,389
Industrial Energy Applications, Inc.                  273,880                73,347                                   347,227
Energy Performance Services, Inc.                      27,879                 3,128                                    31,007
AEG Worldwide, Inc.                                   137,038                33,274                                   170,312
SmartEnergy, Inc.                                      50,683                12,804                                    63,487
Alliant Energy Synfuel, LLC                            11,964                 5,696                                    17,660
Alliant Energy Neenah, LLC                             47,733                20,295                                    68,028
LNTI Holdings B.V.                                     76,674                13,571                                    90,245

                                                -------------------------------------------------------------------------------
                                        TOTAL   $ 261,693,122       $    68,528,467                     -       $ 330,221,589
-------------------------------------------------------------------------------------------------------------------------------



                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2003


--------------------------------------------------------------------------------------------------------------------------------

                                                               ANALYSIS OF BILLING
                                                             NONASSOCIATE COMPANIES
                                                                   ACCOUNT 458

--------------------------------------------------------------------------------------------------------------------------------
                                            ------------------------------------------------------------------------------------
                   NAME OF                     DIRECT       INDIRECT      COMPENSATION                 EXCESS        TOTAL
                 NONASSOCIATE                   COST          COST         FOR USE         TOTAL          OR         AMOUNT
                   COMPANY                    CHARGED       CHARGED       OF CAPITAL       COST      DEFICIENCY      BILLED
                                            ----------------------------------------------          ----------------------------
                                               458-1          458-2         458-3                      458-4

--------------------------------------------------------------------------------------------------------------------------------

   None













                                            ------------------------------------------------------------------------------------
                               TOTAL           -               -              -               -           -               -
--------------------------------------------------------------------------------------------------------------------------------
 INSTRUCTION:  Provide a brief description of the services rendered to each nonassociate company.



--------------------------------------------------------------------------------------------------------------------------------


                                                  ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                            For the Year Ended December 31, 2003

------------------------------------------------------------------------------------------------------------------------------------

                                                                                  SCHEDULE XVI
                                                                         ANALYSIS OF CHARGES FOR SERVICE
                                                                      ASSOCIATE AND NONASSOCIATE COMPANIES


------------------------------------------------------------------------------------------------------------------------------------

                                                                   ASSOCIATE COMPANY                      NONASSOCIATE COMPANY
                                                                        CHARGES                                CHARGES
                                                       -----------------------------------------------------------------------------
              DESCRIPTION OF ITEMS                         DIRECT              INDIRECT     TOTAL         DIRECT   INDIRECT   TOTAL
                                                           COST                 COST                       COST     COST
------------------------------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                             $   109,864,488    $  14,996,359   $ 124,860,847                           -
921     OFFICE SUPPLIES AND EXPENSES                        47,139,781          301,478      47,441,259                           -
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                                                 -                            -
923     OUTSIDE SERVICES EMPLOYED                           45,185,526                      45,185,526                            -
924     PROPERTY INSURANCE                                   4,353,006                       4,353,006                            -
925     INJURIES AND DAMAGES                                18,676,356                      18,676,356                            -
926     EMPLOYEE PENSIONS AND BENEFITS                       1,100,465       26,033,441      27,133,906                           -
928     REGULATORY COMMISSION EXPENSE                          301,424                         301,424                            -
930.1   GENERAL ADVERTISING EXPENSES                         1,891,523                       1,891,523                            -
930.2   MISCELLANEOUS GENERAL EXPENSES                      (2,361,911)                     (2,361,911)                           -
931     RENTS                                                7,055,628       20,468,965      27,524,593                           -
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT              1,013,580                       1,013,580                            -
403     DEPRECIATION AND AMORTIZATION EXPENSE               16,300,482                      16,300,482                            -
408     TAXES OTHER THAN INCOME TAXES                        1,390,658        7,714,605       9,105,263                           -
409     INCOME TAXES                                       (12,525,472)                    (12,525,472)                           -
410     PROVISION FOR DEFERRED INCOME TAXES                 13,618,562                      13,618,562                            -
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                                                -                            -
411.5   INVESTMENT TAX CREDIT                                                                        -                            -
426.1   DONATIONS                                              616,935                         616,935                            -
426.5   OTHER DEDUCTIONS                                     4,698,975                       4,698,975                            -
427     INTEREST ON LONG-TERM DEBT                             736,995                         736,995                            -
431     OTHER INTEREST EXPENSE                                 526,979                         526,979                            -

---------------------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

------------------------------------------------------------------------------------------------------------------------------------
                                     TOTAL EXPENSES =      259,583,980       69,514,848     329,098,828      -          -         -

                                                          --------------------------------------------------------------------------
             COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                          --------------------------------------------------------------------------

   430      INTEREST ON DEBT TO ASSOCIATE COMPANIES =        1,340,479                        1,340,479

                                                           -------------------------------------------------------------------------

                                                           -------------------------------------------------------------------------

                              TOTAL COST OF SERVICE =  $   260,924,459    $ 69,514,848    $ 330,439,307      -          -         -
------------------------------------------------------------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2003

------------------------------------------------------------------------------------------------------------------

                                                                 SCHEDULE XVI
                                                        ANALYSIS OF CHARGES FOR SERVICE
                                                     ASSOCIATE AND NONASSOCIATE COMPANIES

------------------------------------------------------------------------------------------------------------------

                                                                         TOTAL CHARGES FOR
                                                                              SERVICE
                                                       -----------------------------------------------------------

              DESCRIPTION OF ITEMS                          DIRECT         INDIRECT          TOTAL
                                                             COST            COST
------------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                                $   109,864,488    $ 14,996,359   $ 124,860,847
921     OFFICE SUPPLIES AND EXPENSES                           47,139,781         301,478      47,441,259
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                    -               -               -
923     OUTSIDE SERVICES EMPLOYED                              45,185,526               -      45,185,526
924     PROPERTY INSURANCE                                      4,353,006               -       4,353,006
925     INJURIES AND DAMAGES                                   18,676,356               -      18,676,356
926     EMPLOYEE PENSIONS AND BENEFITS                          1,100,465      26,033,441      27,133,906
928     REGULATORY COMMISSION EXPENSE                             301,424               -         301,424
930.1   GENERAL ADVERTISING EXPENSES                            1,891,523               -       1,891,523
930.2   MISCELLANEOUS GENERAL EXPENSES                         (2,361,911)              -      (2,361,911)
931     RENTS                                                   7,055,628      20,468,965      27,524,593
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT                 1,013,580               -       1,013,580
403     DEPRECIATION AND AMORTIZATION EXPENSE                  16,300,482               -      16,300,482
408     TAXES OTHER THAN INCOME TAXES                           1,390,658       7,714,605       9,105,263
409     INCOME TAXES                                          (12,525,472)              -     (12,525,472)
410     PROVISION FOR DEFERRED INCOME TAXES                    13,618,562               -      13,618,562
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                   -               -               -
411.5   INVESTMENT TAX CREDIT                                           -               -               -
426.1   DONATIONS                                                 616,935               -         616,935
426.5   OTHER DEDUCTIONS                                        4,698,975               -       4,698,975
427     INTEREST ON LONG-TERM DEBT                                736,995               -         736,995
431     OTHER INTEREST EXPENSE                                    526,979               -         526,979

---------------------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

------------------------------------------------------------------------------------------------------------------
                                     TOTAL EXPENSES =         259,583,980      69,514,848     329,098,828
                                                          --------------------------------------------------------

             COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                          --------------------------------------------------------

   430      INTEREST ON DEBT TO ASSOCIATE COMPANIES =           1,340,479               -       1,340,479

                                                          --------------------------------------------------------

                                                          --------------------------------------------------------

                              TOTAL COST OF SERVICE =     $   260,924,459    $ 69,514,848   $ 330,439,307
------------------------------------------------------------------------------------------------------------------


                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES INC
                                             For Year Ended December 31, 2003
------------------------------------------------------------------------------------------------------------------------------------

                                                          SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                                 BY
                                                  DEPARTMENT OR SERVICE FUNCTION

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      DEPARTMENT OR SERVICE FUNCTION
                                                                                     ----------------------------------------
                                                         TOTAL
        DESCRIPTION OF ITEMS                            AMOUNT      OVERHEAD Accounting    Administr  Corporate    Elec Sys Maint

------------------------------------------------------------------------------------------------------------------------------------

920     SALARIES AND WAGES                              $  124,860,847         $ 4,697,783  $ 30,912,708  $ 20,898,342   $ 4,291,508
921     OFFICE SUPPLIES AND EXPENSES                        47,441,259             372,675    13,042,241      (681,720)    1,715,605
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                 -
923     OUTSIDE SERVICES EMPLOYED                           45,185,526           2,247,526    14,054,645       840,602       626,251
924     PROPERTY INSURANCE                                   4,353,006                           376,300     1,503,000
925     INJURIES AND DAMAGES                                18,676,356                         1,344,915       483,160
926     EMPLOYEE PENSIONS AND BENEFITS                      27,133,906           1,210,107     7,943,482       573,763     1,084,600
928     REGULATORY COMMISSION EXPENSE                          301,424              11,500        11,773            25
930.1   GENERAL ADVERTISING EXPENSE                          1,891,523                 739        96,073                       2,770
930.2   MISCELLANEOUS GENERAL EXPENSES                      (2,361,911)                250     1,301,115    (5,784,623)      701,632
931     RENTS                                               27,524,593             882,488     6,978,594       685,860       879,076
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT              1,013,580               2,407       254,232           150         2,220
403     DEPRECIATION AND AMORTIZATION EXPENSE               16,300,482                                      16,300,482
408     TAXES OTHER THAN INCOME TAXES                        9,105,263             343,924     2,288,930     1,374,715       318,244
409     INCOME TAXES                                       (12,525,472)                                    (12,525,472)
410     PROVISION FOR DEFERRED INCOME TAXES                 13,618,562                                      13,618,562
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                -
411.5   INVESTMENT TAX CREDIT                                        -
426.1   DONATIONS                                              616,935                           508,996         2,481            40
426.5   OTHER DEDUCTIONS                                     4,698,975                           168,605       618,901
427     INTEREST ON LONG-TERM DEBT                             736,995                                         736,995
430     INTEREST ON DEBT TO ASSOCIATE COMPANIES              1,340,479                                       1,340,479
431     OTHER INTEREST EXPENSE                                 526,979                                         526,979
---------------------------------------------------------------

INSTRUCTION:  Indicate each department or service function.  (see
Instructions 01-3 General Structure of Accounting System: Uniform
System Account)

------------------------------------------------------------------------------------------------------------------------------------
                                       TOTAL EXPENSES = $  330,439,307  $   -  $ 9,769,399  $ 79,282,609  $ 40,512,681   $ 9,621,946
------------------------------------------------------------------------------------------------------------------------------------



                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES INC
                                             For Year Ended December 31, 2003
------------------------------------------------------------------------------------------------------------------------------------

                                                          SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                                 BY
                                                  DEPARTMENT OR SERVICE FUNCTION

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      DEPARTMENT OR SERVICE FUNCTION
                                                                                     ----------------------------------------

ACCT    Electric T & D   Environmental   Facilities   Finance      Fuels     Gas Acq & Disp  Gas Sys Maint   Gas T & D    Human Res
NBR
------------------------------------------------------------------------------------------------------------------------------------
920       $ 3,203,519   $ 1,496,789     $ 989,599   $ 1,300,717  $  512,665   $  407,235    $ 1,068,667    $ 374,216    $ 4,281,857
921           382,550       236,472       342,758       106,501      77,665    1,627,727        480,203       58,879        455,022
922
923            55,170       192,437      (235,429)    1,630,928      12,983          753      6,027,583        9,837        861,802
924                             240            46     2,026,031
925                                                   7,289,399
926           808,234       382,905       269,950       327,036     131,668      104,126        227,611       99,300      1,151,883
928                               7
930.1           2,402                          99           224                                                              60,154
930.2          22,784                     222,832                                  6,127         53,610       10,072
931           647,967       304,592     2,737,400       266,707     108,003       82,509        169,755       79,347        837,645
932                           2,154        15,351           780         160                          96                      10,908
403
408           237,345       113,882        76,334        98,223      39,562       31,057         66,076       29,183        321,707
409
410
411
411.5
426.1                            35                                                              25,000
426.5
427
430
431


------------------------------------------------------------------------------------------------------------------------------------
          $ 5,359,971   $ 2,729,513   $ 4,418,940   $13,046,546  $  882,706   $2,259,534    $ 8,118,601    $ 660,834    $ 7,980,978
------------------------------------------------------------------------------------------------------------------------------------


                                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES INC
                                             For Year Ended December 31, 2003
------------------------------------------------------------------------------------------------------------------------------------

                                                          SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                                 BY
                                                  DEPARTMENT OR SERVICE FUNCTION

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      DEPARTMENT OR SERVICE FUNCTION
                                                                                     ----------------------------------------

ACCT    Inform Systems  Internal Audit  Investor Rel  Land & ROW    Legal     Mrkt & Cust Rel  Mtrl Mgmt    Meters    Pwr Eng & Cons
NBR
------------------------------------------------------------------------------------------------------------------------------------
920      $  13,270,798   $  589,127    $  644,075   $  611,524   $ 1,515,945   $ 17,512,256   $ 3,298,519   $  698,110  $ 1,990,286
921         10,761,641       45,509       298,919       84,067       433,530     11,429,513     1,556,214      596,162      743,463
922
923          6,177,959       53,086       891,860       38,030       254,325      5,133,680     1,448,239       40,649    1,935,514
924                                         1,448                    404,504                         (475)                   41,912
925             96,893                      1,879                  9,433,062          1,875                                  15,043
926          3,379,229      149,305       162,362      155,250       352,351      4,440,164       849,434      182,861      535,830
928                828                                      39                           12
930.1           19,088          607                                      328      1,314,225         5,569                       391
930.2           23,102                                    (738)                     249,027         2,500                     9,309
931          5,022,151      121,350       131,231      127,994       278,884      3,633,298       606,841      129,404      496,636
932            563,991                        287          101           402        135,149         2,938       10,815        7,345
403
408          1,004,667       44,865        48,788       45,779       105,217      1,306,836       243,499       53,092      144,438
409
410
411
411.5
426.1                                         750          100                       70,752         2,000                       300
426.5                                                                401,940         20,772
427
430
431


------------------------------------------------------------------------------------------------------------------------------------
         $ 40,320,347    $1,003,849    $2,181,599   $1,062,146   $13,180,488   $ 45,247,559   $ 8,015,278   $1,711,093  $ 5,920,467
------------------------------------------------------------------------------------------------------------------------------------


                         ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES INC
                              For Year Ended December 31, 2003
--------------------------------------------------------------------------------

                                            SCHEDULE XVII
                                   SCHEDULE OF EXPENSE DISTRIBUTION
                                                   BY
                                    DEPARTMENT OR SERVICE FUNCTION

--------------------------------------------------------------------------------

                                   DEPARTMENT OR SERVICE FUNCTION
                                  -------------------------------------

ACCT       Pwr Planning    Pub Affairs      Rates         Transport
NBR
--------------------------------------------------------------------------------
920      $   4,446,115    $  3,171,599   $  2,115,469    $   561,419
921            966,479       1,149,589        312,344        847,251
922
923            562,892       2,034,020        278,500         11,684
924
925              8,784                                         1,346
926          1,134,213         816,262        517,279        144,701
928            273,084           1,091          3,065
930.1                          372,885         15,969
930.2                          821,090
931          1,199,377         604,843        407,840        104,801
932                147           2,968                           979
403
408            335,890         237,853        154,579         40,578
409
411
411.5
426.1                            6,481
426.5                        3,488,757
427
430
431


--------------------------------------------------------------------------------
         $   8,926,981    $ 12,707,438   $  3,805,045    $ 1,712,759
--------------------------------------------------------------------------------


                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2003

---------------------------------------------------------------------------------------------------------------------------------

                                                      DEPARTMENTAL ANALYSIS OF SALARIES
                                                                 ACCOUNT 920

-------------------------------------------------------------------------------------------------------------------------------

                                                                      DEPARTMENTAL SALARY EXPENSE
NAME OF DEPARTMENT
                                      --------------------------------------------------------------------      NUMBER
                                                               INCLUDED IN AMOUNTS BILLED TO                    PERSONNEL
                                                       ------------------------------------------------------------------------

Indicate each
department or                          TOTAL              PARENT              OTHER               NON             END OF
service function.                      AMOUNT             COMPANY           ASSOCIATES         ASSOCIATES          YEAR
-------------------------------------------------------------------------------------------------------------------------------

ACCOUNTING                            $   4,697,783      $    40,125       $   4,657,658                          80
ADMINISTRATIVE                           30,912,708          573,175          30,339,533                         369
CORPORATE                                20,898,342          139,995          20,758,347                           0
ELECTRIC SYSTEM  MAINTENANCE              4,291,508                            4,291,508                          56
ELECTRIC TRANS & DISTR                    3,203,519                            3,203,519                          54
ENVIRONMENTAL                             1,496,789                            1,496,789                          35
FACILITIES                                  989,599                              989,599                          28
FINANCE                                   1,300,717           56,716           1,244,001                          22
FUELS                                       512,665                              512,665                           7
GAS ACQ & DISP                              407,235                              407,235                           7
GAS SYSTEM MAINTENANCE                    1,068,667                            1,068,667                          14
GAS TRANS & DISTR                           374,216                              374,216                           7
HUMAN RESOURCES                           4,281,857                7           4,281,850                          74
INFORMATION SYSTEMS                      13,270,798              957          13,269,841                         231
INTERNAL AUDIT                              589,127            5,192             583,935                          11
INVESTOR RELATIONS                          644,075           27,855             616,220                          12
LAND & ROW                                  611,524                              611,524                          17
LEGAL                                     1,515,945           60,750           1,455,195                          22
MARKETING & CUSTOMER REL                 17,512,256                           17,512,256                         383
MATERIALS MGMT                            3,298,519                            3,298,519                          55
METERS                                      698,110                              698,110                           9
POWER ENG & CONST                         1,990,286                            1,990,286                          30
POWER PLANNING                            4,446,115                            4,446,115                          67
PUBLIC AFFAIRS                            3,171,599          172,018           2,999,581                          60
RATES                                     2,115,469                            2,115,469                          35
TRANSPORTATION                              561,419                              561,419                           8

                                      -----------------------------------------------------------------------------------------
                                TOTAL $ 124,860,847      $ 1,076,790       $ 123,784,057                       1,693
-------------------------------------------------------------------------------------------------------------------------------

                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                    For the Year Ended December 31, 2003

----------------------------------------------------------------------------------------------------------------------

                                          OUTSIDE SERVICES EMPLOYED
                                                 ACCOUNT 923
-----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------------

                                                                     RELATIONSHIP
                                                                ---------------------------

                                                                 "A" = ASSOCIATE
    FROM WHOM PURCHASED                   ADDRESS               "NA" = NON
                                                                       ASSOCIATE       AMOUNT

--------------------------------------------------------------------------------------------------------------
Accounting/Auditing
Deloitte & Touche                                                          NA        $ 2,044,083
Russell Reynolds & Associates                                              NA            107,315
Applied Tech Solutions, Inc                                                NA             53,390
Jefferson Wells International                                              NA             39,217
47 Invoices under $25,000                                                                 52,040
                                                                                   --------------
                                                             Subtotal                  2,296,045
                                                                                   --------------

Document Management
Velocity Express                                                           NA          $ 208,632
Manpower, Inc                                                              NA            139,972
Access Information Associates, Inc                                         NA             68,010
Data Keep, Inc                                                             NA             54,158
SourceCorp                                                                 NA             50,855
Kenwood Records                                                            NA             50,354
Options of Linn County                                                     NA             40,525
Heritage Microfilm, Inc                                                    NA             36,202
181 Invoices under $25,000                                                                86,328
                                                                                   --------------
                                                              Subtotal                    735,036
                                                                                   --------------

Engineering
Vannguard Utilities Partner Inc                                            NA        $ 2,867,340
Great Plains Locating Service                                              NA          2,583,272
EPRI                                                                       NA          1,921,325
Hooper Corp                                                                NA          1,783,633
Black & Veatch                                                             NA          1,097,597
Acme Electric Co                                                           NA            384,846
Eilertson Inc                                                              NA            227,327
Diggers Hotline, Inc                                                       NA            223,182
CES International                                                          NA            178,227
Western Research Institute                                                 NA            146,724
CTS Ventures, LLC                                                          NA            129,842
Electrical Power Products, Inc                                             NA            104,067
MDSI Mobile Data Solutions                                                 NA             88,339
Iowa One Call                                                              NA             85,187
Holland Contracting Corp                                                   NA             74,445
University of Iowa                                                         NA             72,812
Intercon Construction, Inc                                                 NA             71,626
Sage Technical Group                                                       NA             50,624
North American Contract Employee Services                                  NA             46,858
Glenn Norton                                                               NA             39,035
Telvent USA, Inc                                                           NA             32,595
RealTime Utility Engineers                                                 NA             31,250
Lehigh University                                                          NA             30,000
Gopher State One Call                                                      NA             29,621
U S Dept of Transportation                                                 NA             26,951
1,094 Invoices under $25,000                                                             944,944
                                                                                   --------------
                                                             Subtotal                 13,271,669
                                                                                   --------------

                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                    For the Year Ended December 31, 2003

----------------------------------------------------------------------------------------------------------------------

                                          OUTSIDE SERVICES EMPLOYED
                                                 ACCOUNT 923
-----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------------

                                                                     RELATIONSHIP
                                                                ---------------------------

                                                                 "A" = ASSOCIATE
    FROM WHOM PURCHASED                   ADDRESS               "NA" = NON
                                                                       ASSOCIATE       AMOUNT

--------------------------------------------------------------------------------------------------------------

Environmental
Dustcoating, Inc                                                           NA          $ 949,201
EPRI Solutions                                                             NA             55,625
Retec Group                                                                NA             48,225
Electrical Consultants, Inc                                                NA             36,617
Trinity Consultants                                                        NA             29,651
57 Invoices under $25,000                                                  NA             63,413
                                                                                   --------------
                                                             Subtotal                  1,182,732
                                                                                   --------------

Financial
Wells Fargo Bank                                                           NA          $ 590,581
Marsh, Inc                                                                 NA            396,509
Standard & Poors                                                           NA            311,970
Sunguard CSS                                                               NA            229,736
Offenhauser & Company                                                      NA            225,000
King & Spalding                                                            NA            167,057
GE Global Asset Protection Services, LLC                                   NA            145,000
ADP Investor Communications Services, Inc                                  NA            119,826
Moodys Investment Services                                                 NA            113,745
United States Postal Service                                               NA             74,148
Sunguard Output Solutions                                                  NA             58,693
US Bank Trust                                                              NA             47,817
Corporate Election Services                                                NA             44,116
First Mailers, Inc                                                         NA             41,109
Banc One Capital Markets, Inc                                              NA             44,986
Bank One                                                                   NA             40,897
Goldman Sachs & Co                                                         NA             33,475
AUS Consultants                                                            NA             31,798
237 Invoices under $25,000                                                               313,022
                                                                                   --------------
                                                             Subtotal                  3,029,485
                                                                                   --------------

Fuel Procurement
45 Invoices under $25,000                                                                  3,401
                                                                                   --------------
                                                             Subtotal                      3,401
                                                                                   --------------

                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                    For the Year Ended December 31, 2003

----------------------------------------------------------------------------------------------------------------------

                                          OUTSIDE SERVICES EMPLOYED
                                                 ACCOUNT 923
-----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------------

                                                                     RELATIONSHIP
                                                                ---------------------------

                                                                 "A" = ASSOCIATE
    FROM WHOM PURCHASED                   ADDRESS               "NA" = NON
                                                                       ASSOCIATE       AMOUNT

--------------------------------------------------------------------------------------------------------------
Human Resources
Towers Perrin                                                              NA          $ 286,607
DHR International                                                          NA            207,152
Center for Organizational Effectivenes                                     NA             66,595
Business Decisions, Inc                                                    NA             42,738
General Medical Labs                                                       NA             40,931
Meriter Home Health                                                        NA             27,131
The Conference Board, Inc                                                  NA             25,352
208 Invoices under $25,000                                                               210,958
                                                                                   --------------
                                                             Subtotal                    907,464
                                                                                   --------------

Information Technology
EDS Credit Corporation                                                     NA        $ 3,941,406
IBM                                                                        NA          1,004,662
Skybridge Inc                                                              NA            844,105
Peoplesoft                                                                 NA            754,696
Electricity Innovation Institute                                           NA            500,000
Meta Group, Inc.                                                           NA            261,651
Iowa State University                                                      NA            242,137
Environmental Systems Research                                             NA            203,812
Ariba, Inc                                                                 NA            182,220
Orion Construction Group, LLC                                              NA            159,856
Teamsoft, Inc                                                              NA            155,797
Walkers Professional Consulting                                            NA             95,937
Synertech LP DBA DYONYX                                                    NA             80,162
Intellimark Incorporated                                                   NA             79,493
Management Recruiters of Cleveland                                         NA             76,316
Primen                                                                     NA             50,000
Smart Solutions, Inc                                                       NA             46,077
Control Installations of Iowa Inc.                                         NA             39,914
Datalink                                                                   NA             34,340
Verifications Inc                                                          NA             31,656
Veritas Software                                                           NA             30,457
781  Invoices under $25,000                                                            1,383,786
                                                                                   --------------
                                                             Subtotal                 10,198,480
                                                                                   --------------


                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                    For the Year Ended December 31, 2003

----------------------------------------------------------------------------------------------------------------------

                                          OUTSIDE SERVICES EMPLOYED
                                                 ACCOUNT 923
-----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------------

                                                                     RELATIONSHIP
                                                                ---------------------------

                                                                 "A" = ASSOCIATE
    FROM WHOM PURCHASED                   ADDRESS               "NA" = NON
                                                                       ASSOCIATE       AMOUNT

--------------------------------------------------------------------------------------------------------------

Legal & Regulatory
Foley & Lardner                                                            NA          $ 945,631
Whyte Hirschboeck Dudek SC                                                 NA            422,231
McDermott Will & Emery                                                     NA            242,096
Morgan Lewis & Bockius LLP                                                 NA            211,699
Defrees & Fiske                                                            NA            152,260
Moss & Barnett                                                             NA            127,636
Nyemaster Law Firm                                                         NA            117,591
Iowa Utility Association                                                   NA            106,630
Thelen Reid & Priest LLP                                                   NA            102,137
LexisNexis                                                                 NA             83,663
Baker Botts LLP                                                            NA             83,121
Willke Farr and Gallaher LLP                                               NA             78,000
Huron Consulting Group LLC                                                 NA             74,426
Mayo Clinic RST                                                            NA             55,977
RR Donnelley Receivables Inc                                               NA             45,115
Bradley & Riley PC                                                         NA             43,164
295 Invoices under $25,000                                                                43,624
                                                                                   --------------
                                                             Subtotal                  2,935,001
                                                                                   --------------


                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                    For the Year Ended December 31, 2003

----------------------------------------------------------------------------------------------------------------------

                                          OUTSIDE SERVICES EMPLOYED
                                                 ACCOUNT 923
-----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------------

                                                                     RELATIONSHIP
                                                                ---------------------------

                                                                 "A" = ASSOCIATE
    FROM WHOM PURCHASED                   ADDRESS               "NA" = NON
                                                                       ASSOCIATE       AMOUNT

--------------------------------------------------------------------------------------------------------------

Marketing & Customer Relations
Regulus                                                                    NA          $ 883,754
RMT                                                                        A             495,863
USPS Disbursing Officer                                                    NA            277,874
Envinta, Inc                                                               NA            192,437
Energy Services, Inc                                                       NA            150,000
Aspect Communications                                                      NA            104,928
Wixted Pope Nora & Associates                                              NA             93,681
Direct Mail Service, Inc                                                   NA             91,300
K W Engineering                                                            NA             82,606
Ron Weber & Associates, Inc                                                NA             80,776
Harte-Hanks Data Technologies                                              NA             80,483
Dun & Bradstreet                                                           NA             79,797
Research International                                                     NA             76,125
Teleperformance USA                                                        NA             69,245
Michaels Engineering, Inc                                                  NA             66,805
J D Power & Associates                                                     NA             65,000
Geonetric Technologies, LLC                                                NA             61,928
Echo Mail, Inc                                                             NA             60,000
CustomerLink                                                               NA             57,018
Kiley Marketing, Inc                                                       NA             55,130
Anzalone Liszt Research                                                    NA             53,500
Platts Research & Consulting                                               NA             51,566
Edison Electric Institute                                                  NA             42,963
Bonded Collectors of Beaver Dam, Inc                                       NA             42,307
Opinion Dynamics Corp                                                      NA             40,064
Cincom                                                                     NA             39,436
RKS Research & Consulting                                                  NA             39,304
Tech Resources, Inc                                                        NA             36,375
Global Energy Options                                                      NA             35,965
E Commerce Group Products                                                  NA             32,904
Strategy Group                                                             NA             32,820
Iowa Teleproduction Center, Inc                                            NA             31,800
Patricia O'Brien Galasso                                                   NA             30,655
Zero Net, LLC                                                              NA             30,000
US Relocation                                                              NA             29,827
J & B Software                                                             NA             28,604
Bonded Credit Co                                                           NA             28,419
Midwest Energy Efficiency Alliance                                         NA             27,000
Accurate Business Service                                                  NA             26,886
940  Invoices under $25,000                                                              858,570
                                                                                   --------------
                                                             Subtotal                  4,663,715
                                                                                   --------------


                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                    For the Year Ended December 31, 2003

----------------------------------------------------------------------------------------------------------------------

                                          OUTSIDE SERVICES EMPLOYED
                                                 ACCOUNT 923
-----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------------

                                                                     RELATIONSHIP
                                                                ---------------------------

                                                                 "A" = ASSOCIATE
    FROM WHOM PURCHASED                   ADDRESS               "NA" = NON
                                                                       ASSOCIATE       AMOUNT

--------------------------------------------------------------------------------------------------------------
Miscellaneous Facilities
Shive Hattery, Inc                                                         NA           $ 73,851
Merit Construction Co                                                      NA             73,644
Montgomery Watson Harza                                                    NA             45,369
Wackenhut Corp                                                             NA             39,887
342  Invoices under $25,000                                                             (541,219)
                                                                                   --------------
                                                             Subtotal                   (308,468)
                                                                                   --------------

Power Planning Services
McAninch Corp                                                              NA          $ 836,694
American Transmission Company                                              A             685,841
Flakt Fan Group, Inc                                                       NA            165,139
Lucas Group                                                                NA            150,445
Slover & Loftus                                                            NA            145,239
Open Access Technology International                                       NA            113,364
Associated Mechanical                                                      NA             86,758
Energy & Environmental Research Center                                     NA             72,950
Lovegreen Turbine Service                                                  NA             66,397
Analysis Group / Economics                                                 NA             65,582
KEMA Consulting, Inc                                                       NA             54,940
K/L Service                                                                NA             54,544
Stel Consulting                                                            NA             44,907
Tech Aid                                                                   NA             36,431
Quality Systems, Inc                                                       NA             35,504
Key Technical Solutions, Inc                                               NA             34,296
Ronald Doades & Co                                                         NA             28,763
397  Invoices under $25,000                                                               74,826
                                                                                   --------------
                                                             Subtotal                  2,752,620
                                                                                   --------------

Public Relations
Axley Brynelson                                                            NA           $ 70,105
Wyndham Mills International                                                NA             54,256
Chamberlain Research Consultants                                           NA             51,551
Bingham McCutchen LLP                                                      NA             35,465
Verle W Norris                                                             NA             26,546
180 Invoices under $25,000                                                               175,270
                                                                                   --------------
                                                             Subtotal                    413,193
                                                                                   --------------



                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                    For the Year Ended December 31, 2003

----------------------------------------------------------------------------------------------------------------------

                                          OUTSIDE SERVICES EMPLOYED
                                                 ACCOUNT 923
-----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

----------------------------------------------------------------------------------------------------------------------------

                                                                     RELATIONSHIP
                                                                ---------------------------

                                                                 "A" = ASSOCIATE
    FROM WHOM PURCHASED                   ADDRESS               "NA" = NON
                                                                       ASSOCIATE       AMOUNT

--------------------------------------------------------------------------------------------------------------
Training
Six Sigma Academy                                                          NA          $ 718,663
Right Management Consultants, Inc                                          NA            138,225
WD Associates                                                              NA             66,619
63  Invoices under $25,000                                                                86,631
                                                                                   --------------
                                                              Subtotal                  1,010,138
                                                                                   --------------

Utility Operations
Alliant Energy Resources, Inc                                              A         $ 1,092,541
Interstate Power & Light Company                                           A             409,109
Wisconsin Power & Light Company                                            A             277,987
Alliant Energy Corporation                                                 A              87,624
Alliant Energy Integrated Services                                         A              18,592
                                                                                   --------------
                                                              Subtotal                  1,885,853
                                                                                   --------------

Other
254  Misc. General & Other under $25,000                                               $ 209,162
                                                                                   --------------
                                                             Subtotal                    209,162
                                                                                   --------------





-------------------------------------------------------------------------------------------------
                                                                TOTAL               $ 45,185,526
-------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2003

------------------------------------------------------------------------------------------------

                                             EMPLOYEE PENSIONS AND BENEFITS
                                                      ACCOUNT 926

------------------------------------------------------------------------------------------------


        INSTRUCTIONS:    Provide a listing of each pension plan and benefit program provided by the service company.  Such listing should be limited to $25,000.

------------------------------------------------------------------------------------------------


           DESCRIPTION                                                             AMOUNT

------------------------------------------------------------------------------------------------

Pension                                                                         $  9,734,056
Medical                                                                         $  8,985,568
401-K                                                                              2,437,018
Post Retirement Benefits                                                           2,286,332
Dental                                                                               841,505
Employee Relocation                                                                  598,896
Life Insurance                                                                       549,652
Tuition Reimbursement                                                                327,809
Long Term Disability                                                                 240,490
Other                                                                              1,132,580










                                                                                ----------------
                                                                         TOTAL  $ 27,133,906
------------------------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2003

--------------------------------------------------------------------------------------------------------------------------

                                              GENERAL ADVERTISING EXPENSES
                                                      ACCOUNT 930.1

--------------------------------------------------------------------------------------------------------------------------

    INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                   "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------------------------------------------------


   DESCRIPTION                                                     NAME OF PAYEE                            AMOUNT
--------------------------------------------------------------------------------------------------------------------------

Advertising in newspapers, periodicals, billboards, radio, etc.     Yellow Page Control Ltd             $   376,790
                                                                    WMTV                                    124,185
                                                                    INA Service/Custom Newspapers Assoc     106,350
                                                                    New York Times/WHO-TV                    74,552
                                                                    WISN-TV                                  61,009
                                                                    Capital Newspapers                       50,072
                                                                    Halcyon Business Publications            47,290
                                                                    Gray Television                          35,765
                                                                    Mid-West Family Broadcasting             29,757
                                                                    Good Karma Broadcasting, LLC             27,997
                                                                    WMMM Entercom Madison                    27,764
                                                                    Gazette Communications                   26,575
                                                                    Clear Channel                            23,599
                                                                    Learfield Communications, Inc            22,584
                                                                    Des Moines Register                      22,011
                                                                    KCRG TV                                  20,400
                                                                    Clear Channel                            19,089
                                                                    Weather Time, LLC                        18,980
                                                                    Gannett Newspapers                       18,658
                                                                    Allegiant Media/Diversityinc.com         18,500
                                                                    Television Wisconsin                     13,104
                                                                    Cumulus Broadcasting, Inc                12,770
                                                                    KAAL TV                                  12,575
                                                                    Hispanic Business, Inc                   12,500
                                                                    WISC TV                                  11,876
                                                                    Adams Outdoor Advertising                11,600
                                                                    WBAY-TV                                  10,980
                                                                    Midwest Communications                   10,632
                                                                    WKOW Television                          10,000
                                                                    Houck Motor Coach Advertising             9,000
                                                                    Telegraph Herald                          8,421
                                                                    Milwaukee Journal Sentinel                7,580
                                                                    Collins Outdoor Advertising               7,510


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2003

--------------------------------------------------------------------------------------------------------------------------

                                              GENERAL ADVERTISING EXPENSES
                                                      ACCOUNT 930.1

--------------------------------------------------------------------------------------------------------------------------

    INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                   "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------------------------------------------------


   DESCRIPTION                                                     NAME OF PAYEE                            AMOUNT
--------------------------------------------------------------------------------------------------------------------------

                                                                    Iminorities.com, Inc                      7,500
                                                                    The Excite Network                        7,496
                                                                    Wisconsin Newspaper Association           7,395
                                                                    Southern Wisconsin Broadcasting           5,940
                                                                    Obie Media Corporation                    5,820
                                                                    Onmedia                                   5,517
                                                                    French Advertising                        5,500
                                                                    WQAD TV                                   5,453
                                                                    WEEI  WRKO  WQSX  WHAF                    5,070
                                                                    Orde Advertising                          4,917
                                                                    Lamar Corporation                         4,630
                                                                    Group C Communications                    4,327
                                                                    KWWF                                      4,250
                                                                    KCCI TV                                   4,000
                                                                    N I Media Group                           4,000
                                                                    Linder Farm Network                       4,000
                                                                    Rockford Register Star                    3,157
                                                                    Chicago Tribune                           3,138
                                                                    367 Invoices Under $3,000               162,716

Advertising matter such as posters, bulletins, booklets and         Solbergs                                  6,930
related items                                                       Trade Show Marketing                      6,695
                                                                    Canadian Plastics Industry Association    5,846
                                                                    Independent's Service                     3,560
                                                                    Invoices Under $3,000                         -

Fees and expenses of advertising agencies and                       Iowa Teleproduction Center, Inc         166,275
commercial artists                                                  Henry Russell Bruce, Inc                 43,593
                                                                    Media Ticket Agency                       7,000
                                                                    Roebrick, Krull & Blumberg, PC            3,456
                                                                    10 Invoices Under $3,000                  6,606

Supplies and expenses in preparing advertising materials            58 Invoices Under $3,000                 13,419

Printing of booklets, dodgers, bulletins, etc.                      J & A Printing                           19,038
                                                                    Reindl Printing                          11,137
                                                                    Cedar Graphics                            6,562
                                                                    Print Technologies                        4,646
                                                                    Latitude Graphics                         3,501
                                                                    9 Invoices Under $3,000                   4,466

Other                                                               76 Invoices Under $3,000                 33,492

--------------------------------------------------------------------------------------------------------------------------
                                                                                          TOTAL         $ 1,891,523
--------------------------------------------------------------------------------------------------------------------------



                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                     For the Year Ended December 31, 2003

---------------------------------------------------------------------------------------------------------------

                                                        MISCELLANEOUS GENERAL EXPENSES
                                                                ACCOUNT 930.2

---------------------------------------------------------------------------------------------------------------

          INSTRUCTIONS: Provide a listing of the amount included in Account 930.2,
                        "Miscellaneous General Expenses", classifying such expenses according to their nature.  Payments and expenses permitted by
                        Section 321(b)(2) of the Federal Election Campaign Act, as
                        amended by Public Law 94-283 in 1976 (2 U.S.C. ~ 441(b)(2)
                        shall be separately classified.

---------------------------------------------------------------------------------------------------------------

      DESCRIPTION                                                                 AMOUNT

---------------------------------------------------------------------------------------------------------------

Land & Land Rights                                                              $  1,980,184
Industry Dues, Memberships and Fees                                                1,442,527
Intercompany Cash Transfers                                                       (5,784,622)















---------------------------------------------------------------------------------------------------------------
                                                                 TOTAL          $ (2,361,911)
---------------------------------------------------------------------------------------------------------------



                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                          For the Year Ended December 31, 2003

------------------------------------------------------------------------------------------------------

                                                     RENTS
                                                  ACCOUNT 931

------------------------------------------------------------------------------------------------------

    INSTRUCTIONS: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of
                  Accounts.

------------------------------------------------------------------------------------------------------

            TYPE OF PROPERTY                                                      AMOUNT

------------------------------------------------------------------------------------------------------
Facilities Rental                                                               $ 24,358,432
Equipment Rental                                                                   3,166,161





















------------------------------------------------------------------------------------------------------
                                                                 TOTAL          $ 27,524,593
------------------------------------------------------------------------------------------------------


                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                       For the Year Ended December 31, 2003

-----------------------------------------------------------------------------------------------------

                                          TAXES OTHER THAN INCOME TAXES
                                                   ACCOUNT 408

-----------------------------------------------------------------------------------------------------

       INSTRUCTIONS: Provide an analysis of Account 408, "Taxes Other than Income
                     Taxes".  Separate the analysis into two groups: (1) other than
                     U.S. Government taxes, and (2) U.S. Government taxes.  Specify each of the various kinds of taxes and show the amounts thereof.
                     Provide a subtotal for each class of tax.

-----------------------------------------------------------------------------------------------------

                               KIND OF TAX                                        AMOUNT

 -----------------------------------------------------------------------------------------------------
Other Than U.S. Government Taxes
Property Taxes                                                                   $   321,501
Franchise Taxes                                                                       99,617
State Unemployment                                                                    95,525
                                                                                ---------------------
                                                                 Subtotal            516,643
                                                                                ---------------------

U.S. Government Taxes
Social Security                                                                    8,489,430
Federal Unemployment                                                                  99,190
                                                                                ---------------------
                                                                 Subtotal          8,588,620
                                                                                ---------------------






















------------------------------------------------------------------------------------------------------------------------
                                                                     TOTAL       $ 9,105,263
------------------------------------------------------------------------------------------------------------------------


                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                 For the Year Ended December 31, 2003

----------------------------------------------------------------------------------------------------------------------------

                                                               DONATIONS
                                                             ACCOUNT 426.1

----------------------------------------------------------------------------------------------------------------------------
          INSTRUCTIONS: Provide a listing of the amount included in Account 426.1,
                        "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

----------------------------------------------------------------------------------------------------------------------------

                                                       PURPOSE OF
    NAME OF RECIPIENT                                  DONATION                                                   AMOUNT

----------------------------------------------------------------------------------------------------------------------------
Keep Wisconsin Warm Fund                                2003 Donation                                             50,000
Madison Fireworks Fund                                  Rhythm & Booms Sponsor                                    28,750
The Nature Conservancy                                  Corporate Partnership - Intern'l Leadership Council       25,000
Burlington/West Burlington Area Chamber of C            River Park Place Investment                               25,000
Second Harvest Food Bank Madison                        Sponsorship Eliminate Hunger Camp                         23,500
Cedar Rapids Symphony                                   Sponsor Discovery Series Concert                          20,000
Juvenile Diabetes Research Foundation                   Research Contribution                                     15,000
Kirkwood Community College                              Workplace Learning Connection                             15,000
Buckets for Hunger                                      Annual Sponsorship                                        10,000
University of Wisconsin System                          Sponsor Economic Summit                                   10,000
Community Theatre of Cedar Rapids                       Sponsor Production of Wizard of Oz                         8,000
HACAP Food Bank                                         Sponsorship                                                7,500
Northeast Iowa Food Bank                                Sponsorship                                                7,500
African American Historical Museum                      Sponsorship                                                6,500
America's Second Harvest of WI                          Contribution                                               6,000
Dubuque Symphony Orchestra                              Sponsor 12th Annual Pops Concert                           5,600
The Salvation Army Madison                              Year End Fund Drive                                        5,000
University of Iowa Foundation                           Iowa Scholarship Fund                                      5,000
WFIC                                                    Contribution                                               5,000
Family Enhancement                                      Contribution                                               5,000
Kajsiab House                                           Contribution                                               5,000
Variety Club of Iowa                                    Telethon Contribution                                      5,000
Middleton Outreach Ministry                             Contribution                                               5,000
Food Bank of Southern Iowa                              Sponsorship                                                5,000
Food Bank of Iowa                                       Sponsorship                                                5,000
Citizens For Building Our Future                        Voter Education                                            5,000
Centro Hispano                                          Contribution                                               5,000
Transitional Housing                                    Contribution                                               5,000
Grand Opera House                                       Corporate Sponsor The Music Man                            5,000
Iowa State University Foundation                        ISU National Cyclone Club                                  5,000
The Haven Shelter and Services                          In honor of Anthony Weiler                                 5,000
Hillcrest Family Services                               Reflections in the Park 2003 - Dubuque                     4,000
The Center for Corporate Citizenship at Boston College  Membership Fee                                             3,500
Channel One Food Bank                                   Sponsorship                                                3,500
Second Harvest Heartland                                Sponsorship                                                3,500
River Bend Food Bank                                    Sponsorship                                                3,500
Yahara House                                            Contribution                                               3,000
University of Dubuque                                   Music Program Sponsor                                      3,000
Wisconsin Historical Foundation                         Sponsorship of Program                                     3,000
Wisconsin Energy Conservation Corp                      Donation for Low Income Energy Conference                  3,000
Other                                                   761  Invoices                                            248,585
----------------------------------------------------------------------------------------------------------------------------
                                                                                                   TOTAL     $   616,935
----------------------------------------------------------------------------------------------------------------------------


                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                         For the Year Ended December 31, 2003

------------------------------------------------------------------------------------------------------------

                                                   OTHER DEDUCTIONS
                                                    ACCOUNT 426.5

------------------------------------------------------------------------------------------------------------

                INSTRUCTIONS: Provide a listing of the amount included in Account 426.5,
                              "Other Deductions", classifying such expenses according to their nature.


------------------------------------------------------------------------------------------------------------

         DESCRIPTION                             NAME OF PAYEE                    AMOUNT

------------------------------------------------------------------------------------------------------------
Advertising                                                                     $  3,497,997
Life Insurance                                                                       782,962
Key Employee Deferred Comp Plan                                                      390,000
Civic, Political and Related Activities                                               20,000
Other                                                                                  8,016





















------------------------------------------------------------------------------------------------------------
                                                                          TOTAL $  4,698,975
------------------------------------------------------------------------------------------------------------


                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                     For the Year Ended December 31, 2003

---------------------------------------------------------------------------------------------------

                                           SCHEDULE XVIII
                                    NOTES TO STATEMENT OF INCOME


---------------------------------------------------------------------------------------------------

  INSTRUCTIONS:  The space below is provided for important notes regarding the
                 Statement of Income or any account thereof.  Furnish particulars as to any significant increases and services rendered or expenses incurred during the year.  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

---------------------------------------------------------------------------------------------------


See Schedule XIV - Notes to Financial Statements.





























---------------------------------------------------------------------------------------------------



            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                          Executive Organization Chart
                              At December 31, 2003



                                                                                         Chief Executive Officer

                                                                                  --------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


--------------- ----------------------  -----------------  -------------------  ----------------------- ----------- ----------------
Executive       Executive               Executive          Executive            Executive                President  Vice President -
Vice President  Vice President          Vice President     Vice President       Vice President and                  Strategy & Risk
- Generation    - Business Development  - Energy Delivery  and General Counsel  Chief Financial Officer
--------------- ----------------------  -----------------  ------------------- ------------------------  ---------- ----------------


-------------------------               -----------------  --------------------  -------------------------
Vice President -                        Vice President -   Corporate Secretary     Vice President
Performance Engineering                 Customer                                   Controller and
and Environmental                       Operations                                Chief Accounting Officer

-------------------------               -----------------  --------------------  -------------------------


-------------------------                                  --------------------- -----------------------
                                                           Assistant             Vice President -
Vice President -                                           Corporate             Financial Planning
New Energy Resources                                       Secretary             and Strategic Projects
                                                           --------------------- -----------------------
-------------------------

                                                                                 --------------------
                                                                                 Vice President
                                                                                 and Treasurer
                                                                                 --------------------


                                                                                 --------------------
                                                                                 Assistant
                                                                                 Treasurer
                                                                                 --------------------


                                                                                 --------------------
                                                                                 Assistant
                                                                                 Treasurer
                                                                                 --------------------



            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                              Methods of Allocation


  Ratio                         Description

  1  Units Sold or Transported Ratio
     A ratio, based on appropriate Client Company electric, gas, steam or water units of sale and/or transport, excluding intra-system sales, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and foreign utility company affiliates for which the Service Company provides energy related services, where applicable). The product-specific units of sales are domestic kilowatt-hour electric sales, dekatherms of gas sold or transported, units of water, or units of steam. A separate ratio will be calculated and used for each utility type (electric, gas, water and steam).

 2   Electric Peak Load Ratio
     A ratio, based on the sum of the monthly domestic firm electric maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

3    Number of Customers Ratio
     A ratio, based on the sum of the firm domestic electric customers(and/or gas customers, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

4    Number of Employees Ratio
     A ratio, based on the sum of the number of employees at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

5    Construction Expenditures Ratio
     A ratio, based on construction expenditures for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. To the extent possible, costs will be segregated by utility type (i.e., electric, gas, water, steam etc.) as well as by function (i.e., production, transmission, distribution and general). If any remaining construction-related costs are common to all utility types, such common costs will be allocated between utility types and functions based on the total of all construction expenditures.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                              Methods of Allocation


  Ratio                         Description


Continued:

6    Circuit Miles of Electric Distribution Lines Ratio
     A ratio, based on installed circuit miles of domestic electric distribution lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

7    Number of Meters Ratio
     A ratio, based on the sum of the number of installed electric meters (and/or gas, water or steam meters, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. A separate ratio will be calculated and used for each utility type (i.e. electric, gas, water, steam etc.).

8    Total Assets Ratio
     A ratio, based on the sum of the total assets at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable).

9    Circuit Miles of Electric Transmission Lines Ratio
     A ratio, based on installed circuit miles of electric transmission lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.


10   Number of Central Processing Unit Seconds Ratio
     A ratio, based on the number of central processing unit seconds expended to execute mainframe computer software applications for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function, and the denominator of which is for all Client Companies, (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company.

11   Gross Plant Ratio
     A ratio, based on the sum of direct plant at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all
     Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable).

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                              Methods of Allocation


  Ratio                         Description

Continued:

12   Materials, Supplies and Services Ratio
     A ratio, based on the sum of materials, supplies and services, either issued from inventory or directly purchased, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company, or function, and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

13   Tons of Coal Burned Ratio
     A ratio, based on the tons of coal burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

14   Gallons of Oil Burned Ratio
     A ratio, based on the gallons of oil burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

15   Dekatherms of Gas Ratio
     A ratio, based on the dekatherms of gas purchased for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

16   MCF Peak Load Ratio
     A ratio, based on the sum of the monthly gas maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

17   Feet of Gas Line Ratio
     A ratio, based on installed footage of gas lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

18   Feet of Steam Distribution Lines Ratio
     A ratio, based on installed footage of steam lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                              Methods of Allocation


  Ratio                         Description

Continued:

19   Steam Peak Load Ratio
     A ratio, based on the sum of the monthly steam maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

20   Feet of Water Distribution Lines Ratio
     A ratio, based on installed footage of water lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

21   Water Peak Load Ratio
     A ratio, based on the sum of the monthly water maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

22   Number of Bills Ratio
     A ratio, based on the sum of the number of monthly bills issued, for the immediately preceding twelve calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

23   General Ratio
     A ratio based on the sum of all Service Company expenses directly assigned or allocated, based on allocators other than this "General Ratio" to Client Companies (excluding fuel, gas, purchased power and the cost of goods sold) for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company. As used herein, "cost of goods sold" represents materials that are resold to the ultimate consumer.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

           Annual Statement of Compensation for Use of Capital Billed


The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2003.

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Alliant Energy Corporate Services, Inc. submits the following information on the billing of interest on borrowed funds to associate companies for the year 2003:

     A. Amount of interest billed to associate companies is contained on page 25, Analysis of Billing, as part of the direct costs charged.

     B. The basis for billing of interest to the associate companies is based on the daily outstanding balance of all loans outstanding during the month.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                Signature Clause


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                     Alliant Energy Corporate Services, Inc.
 ------------------------------------------------------------------------------
                           (Name of Reporting Company)


                            By: /s/ John E. Kratchmer
 ------------------------------------------------------------------------------
                         (Signature of Signing Officer)


   John E. Kratchmer, Vice President - Controller and Chief Accounting Officer
 ------------------------------------------------------------------------------
                   (Printed Name and Title of Signing Officer)



Date: April 30, 2004
     -----------------